EXHIBIT 99



             UNION PACIFIC ANNOUNCES DIVIDEND REDUCTION, EQUITY
                    OFFERING; FIRST QUARTER LOSS EXPECTED

 Dallas, TX, February 26 -- Union Pacific Corporation announced today that its previously reported traffic congestion-related problems and the costs of implementing its recovery plan are likely to result in a first quarter loss. The company also announced that its Board of Directors has taken steps to ensure that its Union Pacific Railroad subsidiary maintains the financial flexibility critical to funding its capital improvement programs and restoring quality service to its customers.

    The Board declared a first quarter 1998 common stock dividend of 20 cents per share, down from the 43 cents declared in the previous quarter. This would reduce the corporation's cash requirements by approximately $230 million on an annualized basis.

    In addition, the company announced that it plans to issue equity-related securities at a later date to guarantee the funds needed to restore quality service to customers and to meet future growth opportunities.

    "While we regret not being able to maintain the high dividend payout ratio for our shareholders, we feel it is critical to make the investment necessary to meet the needs of our customers and to ensure the long-term growth of our company," said Dick Davidson, chairman and chief executive officer. "We realize these are strong measures, but they are absolutely essential to provide the financial flexibility we need to fund capital spending on the Union Pacific Railroad's critical merger-related projects, especially in the Texas-Louisiana area."

    Davidson added that the funds raised through these steps would help underwrite needed rail yard expansions, double and triple tracking of key rail corridors and other facilities identified in the company's capital budget program. These projects are part of the Railroad's overall plan to strengthen rail infrastructure, particularly in the Gulf Coast area, and to provide the improvements necessary to meet customers' longer term service and capacity requirements.

    Union Pacific is continuing to work through implementation of directional running in the Houston to St. Louis corridor, using the UP tracks for northbound service and former Southern Pacific tracks for southbound traffic. The transition to directional running is a complex process that involves changing the function of numerous yards and making new train assignments, as well as training and qualifying hundreds of crew members on new territories. Directional running is part of a broader program designed to alleviate congestion, expand capacity and restore quality service to customers.

    "Congestion difficulties persist in the Houston/Gulf Coast area as we work through the directional running transition," Davidson said. "We are devoting every available resource to that effort."

    (This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking information is based on information available at this time and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed herein. Important factors that could cause such differences include, but are not limited to, whether the Railroad is fully successful in overcoming its congestion-related problems and implementing its Service Recovery Plan, industry competition, regulatory developments, natural events such as floods and earthquakes, the effects of adverse general economic conditions, fuel prices, labor strikes, the impact of the year 2000 systems problems and the ultimate outcome of shipper claims related to congestion, environmental investigations or proceedings and other types of claims and litigations.)